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                                                                    Exhibit 99.1


FOR IMMEDIATE RELEASE


                           ARDENT SOFTWARE TO ACQUIRE
                                 PRISM SOLUTIONS

WESTBORO, MASS., NOVEMBER 19, 1998 Ardent Software, Inc. (Nasdaq: ARDT), a global data management software company, today announced the signing of a definitive agreement to acquire Prism Solutions, Inc. (Nasdaq: PRZM), a pioneer and leading provider of tools and solutions to the data warehousing market. This combination of forces creates a company with the industry's broadest data migration and warehouse offerings, large and growing customer base, worldwide presence and partners, and experienced global sales and consulting organizations.

Prism Solutions shareholders will receive 0.13124 shares of Ardent Software common stock for each share of Prism Solutions common stock. Based on Ardent's closing price on November 18th, the total value of the transaction is approximately $42 million. The transaction is intended to be accounted for as a pooling of interests and is expected to close within 60 to 90 days. The transaction is subject to approval by Prism Solutions shareholders and satisfying other customary conditions.

"Ardent's strategy is focused on growth and leadership in the data management market," said Peter Gyenes, chairman, president and CEO of Ardent Software. "We strongly believe the critical mass of this combination and the excellent product, customer and sales channel fit, creates an industry powerhouse in the rapidly evolving data warehouse market segment."

"We're delighted to join forces with Ardent," said Warren Weiss, president and CEO of Prism Solutions. "Ardent's track record of strong financial performance, success at integrating acquisitions and strong product offerings is an attractive match for Prism's strength in data migration technology, consulting services and sales channels."

Following closing of the acquisition, Prism Solutions will be integrated into Ardent's operations worldwide. The Company expects to immediately provide interoperability between both companies' products, while developing a product roadmap that will ultimately result in a single, data warehouse product family. The combined company expects to record a one-time charge in the first quarter of 1999 of approximately $14 million and the transaction is expected to be accretive to Ardent's earnings.

ABOUT PRISM SOLUTIONS, INC.

Founded in 1991, Prism Solutions, Inc. pioneered the data warehousing market to help companies understand, manage and use business information effectively. Today, Prism provides comprehensive solutions to deliver business intelligence applications. Hundreds of customers worldwide use Prism's solutions to answer high-impact business questions, then take specific action to improve profitability, manage risk and exploit new revenue opportunities. Prism's framework for delivering business intelligence applications is the most complete in the industry today, including tools for data migration, warehousing and data quality; application components; methodology; and consulting. Together, they provide the technology, process and expertise necessary to enable successful business results.

Prism delivers solutions to its customers on a global scale. In addition to its corporate headquarters in Sunnyvale, California, Prism has regional offices in nine U.S. cities and international offices in Australia, Canada, France, Germany, Mexico, Netherlands, New Zealand, Singapore, Spain, Switzerland and United Kingdom. More information about Prism may be found by visiting the company's Web site at www.prismsolutions.com.

ABOUT ARDENT SOFTWARE

Ardent Software is a data management company with a range of software products, including database systems and data warehouse development tools. Its products include the O2 System(R), a high-performance object database management system; DataStage(R), a data warehouse development tool; and UniVerse(R) and UniData(R), extended


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relational database management systems for packaged business applications. With worldwide sales and service operations, as well as 1,000 resellers in more than 50 countries, Ardent is one of the top software companies in the world. More than 50,000 customers and over 2,000,000 users in virtually every aspect of business and government use Ardent's products to overcome their most complex data management problems. Additional information is available on Ardent's web site at www.ardentsoftware.com.

Statements expressing the beliefs and expectations of management regarding future performance are forward-looking and involve risks and uncertainties, including, but not limited to, quarterly fluctuations in results and other risks. These risks are detailed from time to time in the Company's Securities and Exchange Commission filings, including Ardent Software, Inc. and Prism Solutions, Inc. Form 10K's for the year ended December 31, 1997. Actual results may differ materially from management's expectations.

COBOL Direct Connect, DataStage, O2 System, RedBack, System Builder, UniData UniVerse and wIntegrate are registered trademarks of Ardent Software, Inc. Other trademarks and registered trademarks are property of the respective trademark holders.

Contact Info:
Investor Relations Contacts:                    Public Relations Contacts:
Ardent Software, Inc.                           Ardent Software, Inc.
Charles Kane,                                   Pamela Warren,
Chief Financial Officer                         Director of Corp. Communications
(508) 366-3888 x3232                            (508) 366-3888 x3714

Morgen-Walke Associates                         Miller Consulting Group
Lisa Livens                                     Chas Kielt
(617) 747-3600                                  (617) 262-1800 x242